2009 Management Incentive Compensation Plan

2009 Management Incentive Compensation Plan

1.	Purpose of the Plan

The Management Incentive Compensation Plan (the “Plan”) is designed to offer incentive compensation to officers and management-level employees (the “Associates”) of Micromet, Inc. and its subsidiary Micromet AG (collectively, “Micromet”) by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support the achievement of the corporate goals.  The Plan will create an environment that will focus Associates on the achievement of objectives.  Since cooperation between departments and Associates is required to achieve the corporate goals and because such corporate goals represent a significant portion of the incentive compensation paid under the Plan, the Plan fosters teamwork and a cohesive management team.  The Plan is designed to:

•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

•	Reward those individuals who significantly impact corporate results

•	Encourage increased teamwork among all disciplines within Micromet

•	Incorporate an incentive program in the overall compensation program of Micromet to help attract and retain key Associates

2.	Plan Governance

The President and CEO of Micromet, Inc. (the “Chief Executive Officer”) will be responsible for the administration of the Plan for Associates of Micromet, Inc., and the Vorstand of Micromet AG (“Executive Management Board”) will be responsible for the administration of the Plan for Associates of Micromet AG, except that the Compensation Committee (the “Committee”) of the Board of Directors of Micromet, Inc. (the “Board”) will be responsible for approving any incentive awards to officers of Micromet, Inc. and for determining and approving any incentive awards to the Chief Executive Officer.

3.	Eligibility of Associates (other than Executive Officers)

3.1.	The Associates who may be eligible to participate in the Plan will be selected at the sole discretion of Micromet (each such Associate a “Plan Participant”).

3.2.
In order to be eligible to receive any incentive award under this Plan, an Associate (a) must have been in an eligible position for at least three (3) consecutive months during the Plan year; (b) must not be a part-time Associate (i.e. working fewer than 30 hours per week); and (c) must have had at least a rating of 3.0 on his or her most recent performance review (on a scale of 1.0 to 5.0, with 5.0 being the highest rating).  If an eligible Associate has been on probation for performance or other issues at any time during the Plan year or during the period from the end of the Plan year until the time at which bonus determinations are made, any award to such individual will be subject to the discretion of Micromet.

4.	Form of Incentive Award Payments

Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Committee, subject to the approval of the Board.   In the event that the Committee and the Board elect to pay incentive awards in stock or stock options, the Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan Participant based, in part, upon the Plan Participant’s achievement of corporate and individual goals, as described below.  The issuance of stock and stock options may also be subject to the approval of Micromet, Inc.’s stockholders, and any stock options issued will be subject to the terms and conditions of Micromet, Inc.’s 2003 Equity Incentive Award Plan, as amended from time to time by Micromet, Inc.

5.	Target Award Multiplier

5.1.	Incentive awards will be determined by applying an “achievement multiplier” to the base salary of Plan Participants. The following target award multipliers will be used for this purpose:

Micromet, Inc. Position	Micromet AG Position	Target Award Multiplier
President & CEO	n.a.	50%
Senior Vice President	Vorstand	35%
Vice President	Vorstand	35%
Executive Director	Vice President	25%
Senior Director	Senior Director	20%
Director	Director	20%
Associate Director	Associate Director	15%
Senior Manager	Senior Manager	15%

5.2.
The target award multiplier will be used to establish the target incentive award at the beginning of each year.  The target award multiplier will be equal to the actual award multiplier used at year-end in situations where corporate and individual objectives have been met for the year.

6.	Corporate and Individual Performance

6.1.
Prior to or within 90 days after the beginning of the Plan year, the Chief Executive Officer will present to the Committee a list of the overall corporate goals for the Plan year, which are subject to approval of the Committee and the Board of Directors of Micromet, Inc.  All Plan Participants will then develop a list of personal goals, which must be approved by the immediate supervisor and the executive officer responsible for the applicable department, or by the Chief Executive Officer for personal goals of the executive officers.

6.2.
The Plan calls for incentive awards based on the achievement of annual corporate and personal goals that have been approved as indicated above.  The relative weight between corporate goals and personal goals varies based on the individual’s level within the organization.  The weighting will be reviewed annually and may be adjusted, as necessary or appropriate.  The weighting for the Plan year will be as follows:

Micromet, Inc.	Micromet AG	Corporate	Individual
President & CEO	n.a.	100%	0%
Senior Vice President	Vorstand	75%	25%
Vice President	Vorstand	75%	25%
Executive Director	Vice President	75%	25%
Senior Director	Senior Director	50%	50%
Director	Director	50%	50%
Associate Director	Associate Director	25%	75%
Senior Manager	Senior Manager	25%	75%

7.	Assessment of Performance

7.1.	Achievement of Corporate Goals

Within 30 days after the end of the Plan year, the Chief Executive Officer will present to the Committee his assessment of the achievement of the corporate goals for that Plan year.  The Committee will review and discuss the assessment with the Chief Executive Officer, and will determine the percentage of the achievement of the corporate goals during a meeting of the Committee in a closed session.  The same payment multiplier for the corporate goals component will be used for all Plan Participants in any given year.

7.2.	Achievement of Personal Goals

Within 30 days after the end of the Plan year, the Chief Executive Officer will present to the Committee his assessment of the achievement of the personal goals of each executive officer for that Plan year.  The Committee will review and discuss the assessment with the Chief Executive Officer, and will determine the percentage of the achievement of the corporate goals during a meeting of the Committee in consultation with the Chief Executive Officer.

Each supervisor will determine the achievement of the personal goals of the Associates reporting to him, subject to the approval of the executive officer responsible for the applicable department.

7.3.	Determination of Award Multiplier

The following scale will be used to determine the actual award multiplier for incentive award calculations based upon the achievement of corporate and personal goals.  Separate payment multipliers will be established for both the corporate and the personal goals components of each award.  In making a determination with respect to the achievement of a particular goal, the Committee (when assessing the achievement of corporate goals and the achievement of personal goals of the executive officers) or the assessing supervisor may take into account any measurable factors as well as the overall performance in view of prevailing conditions.

Performance Category	Award Multiplier
1. Goal was achieved or exceeded	75% - 150%
2. Goal was mostly achieved	50% - 75%
3. Goal was partially achieved	25% - 50%
4. Goal was mostly not achieved	0%

8.	Calculation of Cash Incentive Award

8.1.
The example below shows sample cash incentive award calculations under the Plan.  First, a total target award is calculated by multiplying the Plan Participant’s base salary by the target award multiplier.  This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position.  This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.

8.2.
At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above.  The corporate award multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan Participants.  This is accomplished by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier.  The individual award multiplier, which is based on an individual’s performance against objectives, is used in the same way to calculate the actual individual performance award.

Example:

Target Award Calculation
Position:	Executive Director
Base Salary:	$120,000
Target Award Multiplier:	25%
Target Award (in dollars):	$30,000	($120,000 x 25%)

Weighting of Corporate and Personal Goals for Executive Directors
Corporate goals:	75%
Personal goals:	25%

Target Award
Target Award based on corporate goals:	$22,500	($30,000 x 75%)
Target Award based on personal goals:	$7,500	($30,000 x 25%)

Assumed payment multipliers based on assessment of corporate and personal goal achievement:
Award Multiplier for corporate goals	75%
Award Multiplier for personal goals	125%

Actual Incentive Award
Corporate component	$16,875	($22,500 x 75%)
Individual component	$9,375	($7,500 x 125%)

9.	Payment of the Incentive Award

9.1.
Annual performance reviews for Plan Participants will be completed before March 31 of the year following the Plan year.  Payment of incentive awards will be made as soon as practicable thereafter.  Incentive award calculations will be based on the Plan Participant’s base salary as of December 31 of the Plan year.  In addition to the required review process, incentive award payments to the President & CEO and to the Senior Vice President and CFO will be made after the completion and issuance of Micromet, Inc.’s year-end audited Financial Statements for the Plan year.

9.2.
Plan Participants, who have been in an eligible position for less than a year, but for at least three months, will receive a pro-rata bonus based on the number of days in an eligible position.  Pla  Participants promoted during the year from one “Target Award Multiplier” level to another will have their incentive award calculated using their base pay on December 31 of the Plan year.  Providing the promotion occurred prior to October 1 of the Plan year, the calculation will be pro-rated, based on the number on months at each Target Award Multiplier level.  If the promotion occurred after October 1 of the Plan year, the entire calculation will be based on the Target Award Multiplier percentage applicable prior to the promotion.

10.	Termination

If a Plan Participant has given or received a notice of termination or if a Plan Participant’s employment is terminated prior to the payment of the incentive award under this Plan, Micromet will have sole and absolute discretion as to whether or not to pay an incentive award. If Micromet decides to pay an incentive award to such Plan Participant, Micromet will have sole and absolute discretion as to whether to pay the full amount or a portion of the amount of the incentive award that may be payable to the Plan Participant in accordance with the provisions of this Plan.

11.	Absolute Right to Alter or Abolish the Plan

Micromet reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid.  Such discretion may be exercised any time before, during, and after the Plan year is completed.  No Plan Participant will have any vested right to receive any compensation hereunder until actual delivery of such compensation.

12.	Employment Duration/Employment Relationship

This Plan does not, and Micromet’s policies and practices in administering this Plan do not, constitute a contract or other agreement concerning the duration of any Plan Participant’s employment with Micromet.  The employment relationship of each Plan Participant of Micromet, Inc. is “at will” and may be terminated at any time by Micromet, Inc. or by the Plan Participant, with or without cause.  The employment relationship of each Plan Participant of Micromet AG is governed by the employment agreement of the Plan Participant and applicable German law.